EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:       Jack Jaiven, Vice President/Treasurer
               nStor Technologies, Inc.
               Tel  561.640.3105
               E-mail:  jack@cenrec.com

          nStor's Largest Shareholders Agree to Convert Debt to Equity

Carlsbad, CA - April 1, 2003 -- nStor Technologies, Inc. (AMEX: NSO) has reached an agreement with its two largest shareholders to convert Company debt, held or controlled by them, into shares of nStor common stock.

Thomas Gruber, nStor's Acting President and Chief Financial Officer, stated that "privately held Halco Investments, L.C., controlled by Maurice Halperin, Chairman of our Board of Directors, has agreed to immediately convert its $3.1 million note, plus $200,000 of accrued interest, into 11,015,048 shares of nStor common stock, based on a conversion price of $.30 per share. As our largest shareholder, Halco recognized the importance of improving our net worth at a time when several large international companies have chosen nStor's new storage solutions."

The Company also announced that H. Irwin Levy, its Vice Chairman and Chief Executive Officer, has committed that by June 30, 2003, at the request of nStor, he will convert sufficient debt owed by nStor to entities controlled by Mr. Levy into shares of nStor common stock, to cause the Company's net worth to be at least $6 million.

"Mr. Levy's commitment and Halco's debt conversion will strengthen our financial position and satisfy the continued listing requirement of the American Stock Exchange," Mr. Gruber added.

About nStor
Headquartered in Carlsbad, California, nStor Technologies, Inc. operates in two business segments:

nStor Corporation, Inc. designs, develops and manufactures external data storage solutions, including high density storage enclosures, storage management software and its recently announced Wahoo controller technology. The Company's product lines support a variety of operating systems including Windows NT, Windows 2000, Unix, Macintosh and Linux. Designed for storage intensive environments and mission-critical applications, the Company's products are offered in various architectures including Fibre Channel, Fibre-to-SCSI and SCSI. nStor markets its products through a direct sales force and a global network of reseller and OEM partners. Additional information can be found by visiting nStor's web site at www.nstor.com.

Stonehouse Technologies, Inc. is a provider of telecommunication software and services that help large enterprises manage their communications expenses, assets and processes. These solutions include a suite of modular applications and consulting services, which allow enterprises to manage voice, data and wireless services by providing a systematic approach to automate order processing, monitor expenses, manage vendor invoices, track asset inventory and allocate costs. Additional information can be found by visiting Stonehouse's web site at www.stonehouse.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimated", "project", "expect", "anticipate", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor is a registered trademark of nStor Technologies, Inc.